EXHIBIT 4.1
                             [Front of Certificate]
              Incorporated under the laws of the State of Colorado
Number                                                               Shares
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                      MEDIACOMM BROADCASTING SYSTEMS, INC.

                  Authorized common stock 50,000. No par Value.

This Certifies That

Is the Holder of

     of MEDIACOMM BROADCASTING SYSTEMS, INC. Common Stock transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the duly authorized officers of the Corporation.

     Witness the facsimile Seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated

President                                          Secretary/Treasurer